Exhibit 16.1

June 23, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated June 17, 2014 of Del Frisco’s Restaurant Group, Inc. and are in agreement with the statements contained in the second and third paragraphs on page two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP